Exhibit (e)(6)

Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380

September 6, 2009

ING Investors Trust
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated April 29, 2005, among Pioneer Investment Management, Inc., ING Investors Trust and Directed Services LLC, (the “Portfolio Management Agreement”) the sub-advisory fee for ING Pioneer Mid Cap Value Portfolio (the “Portfolio”) was reduced to be effective on September 6, 2008.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”), subject to shareholder approval of the reorganization of ING Wells Fargo Disciplined Value Portfolio with and into the Portfolio (the “Reorganization”), for the period from September 6, 2009 through and including May 1, 2010.  The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the September 6, 2008 expense reduction)

Please indicate your agreement to these Reductions by executing below in the place indicated.

Very sincerely,
/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President